UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 6, 2012

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

1945 Judwick Dirve, Columbus, Ohio, 43229, telephone 614-506-5592 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2012, E-Waste Systems, Inc., a Nevada corporation (the "Company"), entered into a Line of Credit Agreement (the "Agreement") with Val M. Warhaft, M.D., Inc. Defined Benefit Pension Plan (“Lender”), Pursuant to the Agreement, Lender shall establish a line of credit (the “Credit Line”) for the Company in the principal amount of One Hundred Thousand Dollars ($100,000) (the “Credit Limit”).  The Company will execute and deliver to Lender a Promissory Note in the amount of the Credit Limit.  All sums advanced on the Credit Line or pursuant to the terms of this Agreement shall become part of the principal of the Promissory Note.  The Credit Line extended to the Company will be used solely for the purpose of acquiring electronic waste material for recycling or for resale as functioning electronics in whole or in part.

The Company shall have the option, after the expiration of the first one hundred and eighty (180) days of the Term to terminate the Agreement or lower the Credit Limit to an amount designated by the Company in writing to Lender.

Interest on the full amount of the Credit Limit is payable at monthly intervals at the rate of fourteen percent (14%) per annum and are to be transmitted to Lender by wire transfer no later than the third (3rd) business day after the end of each month.

The term of this Agreement (the “Term”) shall commence on the date first stated above and shall continue for a period of one (1) year (the “Maturity Date”).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement..

Item 9.01 Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit No.	Description

10.1	Revolving Line of Credit Agreement with Form of Secured Promissory Note

99.1	Press Release of the Registrant Announcing Line of Credit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-WASTE SYSTEMS, INC.

By:	/s/ Martin Nielson
Martin Nielson Chief Executive Officer
Date: March 12, 2012